As filed with the Securities and Exchange Commission on January 16, 2008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO	POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-7070	Form S-8 Registration Statement No. 333-111448

POST EFFECTIVE AMENDMENT NO. 1 TO	POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-62708	Form S-8 Registration Statement No. 333-105015

POST EFFECTIVE AMENDMENT NO. 1 TO	POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-73878	Form S-8 Registration Statement No. 333-141602

POST EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-112670

UNDER THE SECURITIES ACT OF 1933

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	98-0108989
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4 Greenway Plaza
Houston, Texas	77046
(Address of Principal	(Zip code)
Executive Offices)

GLOBAL MARINE INCENTIVE SAVINGS PLAN

GLOBAL MARINE INC. 1989 STOCK OPTION AND INCENTIVE PLAN

GLOBAL MARINE INC. 1990 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

GLOBALSANTAFE CORPORATION 1994 NON-EMPLOYEE STOCK OPTION
AND INCENTIVE PLAN

GLOBALSANTAFE INVESTMENT SAVINGS & PROFIT SHARING PLAN

SANTA FE INTERNATIONAL CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN

SANTA FE INTERNATIONAL CORPORATION 1997 EMPLOYEE SHARE PURCHASE PLAN

SANTA FE INTERNATIONAL CORPORATION 1997 NON-EMPLOYEE DIRECTOR
STOCK OPTION PLAN

SANTA FE INTERNATIONAL CORPORATION 1997 LONG-TERM INCENTIVE PLAN

GLOBALSANTAFE CORPORATION 1998 STOCK OPTION AND INCENTIVE PLAN

GLOBALSANTAFE CORPORATION 2001 NON-EMPLOYEE DIRECTOR
STOCK OPTION AND INCENTIVE PLAN

GLOBALSANTAFE CORPORATION 2001 LONG-TERM INCENTIVE PLAN

GLOBALSANTAFE CORPORATION 2003 LONG-TERM INCENTIVE PLAN

GLOBALSANTAFE EMPLOYEE SHARE PURCHASE PLAN

GLOBALSANTAFE 401(K) SAVINGS PLAN

(Full title of the plans)

Eric B. Brown

Senior Vice President and General Counsel

Transocean Inc.

4 Greenway Plaza

Houston, Texas  77046

(Name and address of agent for service)

(713) 232-7500

(Telephone number, including area code, of agent for service)

Copy to:

Gene J. Oshman

John D. Geddes

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

REMOVAL OF SECURITIES FROM REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements of GlobalSantaFe Corporation (“GlobalSantaFe”).

Registration Statement on Form S-8 (File No. 333-7070) pertaining to the registration of 7,870,000 of GlobalSantaFe’s ordinary shares (the “Ordinary Shares”) issuable under the Santa Fe Investment Savings & Profit Sharing Plan, the Santa Fe International Corporation 1997 Employee Share Purchase Plan, the Santa Fe International Corporation 1997 Long-Term Incentive Plan, the Santa Fe International Corporation Annual Incentive Compensation Plan and the Santa Fe International Corporation 1997 Non-Employee Director Stock Option Plan.

Registration Statement on Form S-8 (File No. 333-62708) pertaining to the registration of 6,946,761 Ordinary Shares issuable under the Santa Fe International Corporation 2001 Long-Term Incentive Plan and 572,500 Ordinary Shares issuable under the Santa Fe International Corporation 1997 Employee Share Purchase Plan, as amended.

Registration Statement on Form S-8 (File No. 333-73878) pertaining to the registration of 8,056,870 Ordinary Shares issuable under the GlobalSantaFe Corporation 2001 Non-Employee Director Stock Option and Incentive Plan, the GlobalSantaFe Corporation 1998 Stock Option and Incentive Plan, the GlobalSantaFe Corporation 1994 Non-Employee Stock Option and Incentive Plan and the Global Marine Incentive Savings Plan.

Registration Statement on Form S-8 (File No. 333-112670) pertaining to the registration of 6,000,000 Ordinary Shares issuable under the GlobalSantaFe 2003 Long-Term Incentive Plan.

Registration Statement on Form S-8 (File No. 333-111448) pertaining to the registration of 1,000,000 Ordinary Shares under the GlobalSantaFe Employee Share Purchase Plan.

Registration Statement on Form S-8 (File No. 333-105015) pertaining to the registration of 1,000,000 Ordinary Shares and an indeterminate amount of plan interests under the GlobalSantaFe 401(k) Savings Plan.

Registration Statement on Form S-8 (File No. 333-141602) pertaining to the registration of 2,775,725 Ordinary Shares issuable under the GlobalSantaFe 2003 Long-Term Incentive Plan.

The Registration Statements referred to above are collectively referred to as the “Registration Statements”; the plans referred to above are collectively referred to as the “Plans.”

On November 27, 2007, GlobalSantaFe merged with Transocean Worldwide Inc. by way of a scheme of arrangement under Cayman Islands law, with Transocean Worldwide Inc. as the surviving entity.  As a result of the merger, GlobalSantaFe ceased to exist as a separate legal entity and has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In accordance with an undertaking made by GlobalSantaFe in the Registration Statements to remove by means of a post-effective amendment any Ordinary Shares that remain unsold at the termination of the offering, GlobalSantaFe hereby deregisters any and all Ordinary Shares originally reserved for issuance under the Plans and registered under the Registration Statements listed above that remained unissued at the effective time of the merger.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-8 are met and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized, in Houston, Texas on the 16th day of January 2008.

TRANSOCEAN WORLDWIDE INC.
(successor to GlobalSantaFe Corporation)

By:	/s/ Eric B. Brown
Eric B. Brown
Senior Vice President and General Counsel